UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2026

HWH International Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-41254	87-3296100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 Montgomery Lane, Suite 210 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 971-3955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HWH	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Term Sheet

On May 5, 2026, HWH International Inc., a Nevada corporation (the “Company”) entered into a term sheet (the “Term Sheet”) with Smart Dynamics Technology Limited, a company incorporated in the British Virgin Islands (the “Investor”), pursuant to which the Company has agreed to sell to the Investor, for an aggregate purchase price of $10,000,000:

(i) 20,000,000 newly issued unregistered shares of the Company’s common stock; and

(ii) warrants to purchase 160,000,000 newly issued, unregistered shares of the Company’s common stock at an exercise price of $0.63 per share, exercisable immediately and expiring on the fourth anniversary of their issuance.

The Term Sheet contains certain provisions which would, upon the closing of the transactions contemplated by the Term Sheet, grant the Investor anti-dilution rights for a period of two years from the closing in which the Company would not be able to sell new equity securities without the consent of the Investor, subject to certain exceptions as set forth in the term sheet. Further, upon the closing, the Investor would be given the right to appoint three directors to the Company’s Board of Directors, subject to the conditions described in the Term Sheet. Pursuant to the Term Sheet, the Company would be required to file a registration statement registering the 20,000,000 shares issuable to the Investor, and the shares underlying the warrants, within sixty days of the closing.

The parties anticipate that the proceeds from this transaction will be for general working capital and permit the Company to expand its operations.

The sale of securities to the Investor contemplated by this transaction is being made to non-U.S. persons in an offshore offering in accordance with Regulation S under the Securities Act of 1933, as amended.

The Company and the Investor anticipate entering into definitive agreements for the transactions described above in the immediate future. The Term Sheet will expire three months from the date thereof.

The closing of the transaction contemplated by the Term Sheet will be subject to standard closing conditions, including the approval by the stockholders of the Company holding a majority of the Company’s common stock.

The above description of the transaction is qualified in its entirety by reference to the Term Sheet attached hereto as Exhibit 10.1 and incorporated herein by reference.

Termination of Planned Acquisition of Hapi Metaverse Inc.

On February 5, 2026, Alset Inc., the Company’s majority stockholder entered into a Stock Purchase Agreement with the Company, pursuant to which Alset Inc. agreed to sell to the Company 505,341,376 shares of Hapi Metaverse Inc., a Delaware corporation (“Hapi Metaverse”) for a purchase price of $19,910,603 in the form of a promissory note convertible into newly issued shares of common stock of the Company (the “Convertible Note”).

The Convertible Note would bear a simple interest rate of 1% per annum. Under the terms of the Convertible Note, the Seller could convert any outstanding principal and interest into shares of the Company’s common stock at $1.85 per share upon ten (10) days’ notice prior to maturity of the Convertible Note in five (5) years.

The Board of the Company has determined that it is advisable and in the best interests of the Company not to proceed with acquisition of Hapi Metaverse Inc. The Company and Alset Inc. mutually agreed to not proceed with the closing of the acquisition of Hapi Metaverse. Alset Inc. and the Company entered into a Termination Agreement, dated as of May 6, 2026 (the “Termination Agreement”).

Under the terms of the Termination Agreement, neither the Company nor Alset Inc. has any further rights or obligations pursuant to the Stock Purchase Agreement.

The above description of the termination of the Hapi Metaverse transaction is qualified in its entirety by reference to the Termination Agreement attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information included in Item 1.01 of this Current Report on Form 8-K relating to the Company’s Termination Agreement, and the termination of the planned acquisition of the shares of Hapi Metaverse, is incorporated by reference in this Item 1.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Board of Directors and Compensation Committee have approved an amendment to the Company’s 2025 Incentive Compensation Plan to permit the Company to issue up to an additional 2,000,000 shares of the Company’s common stock to officers, directors, employees and certain other persons who have provided, or shall provide, services to the Company, in addition to those shares already authorized under such plan. Pursuant to the Term Sheet, any such shares granted as compensation will have a lock up of 12 months.

Pursuant to Nasdaq Listing Rules, the Company will be required to seek the approval of stockholders holding a majority of our issued and outstanding common stock in order to materially amend the 2025 Incentive Compensation Plan.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Term Sheet, between HWH International Inc. and Smart Dynamics Technology Limited, dated as of May 5, 2026.
10.2	Termination Agreement, between Alset Inc. and HWH International Inc., dated as of May 6, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

HWH INTERNATIONAL INC.

Dated: May 7, 2026	By:	/s/ Rongguo Wei
	Name:	Rongguo Wei
	Title:	Chief Financial Officer